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                                                                Exhibit 12


           UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                     (In Thousands, Except Ratios)
                              (Unaudited)


                                                        Three Months
                                                       Ended March 31,
                                                   -----------------------
                                                     1995           1994
                                                   --------       --------
Earnings:
  Income from continuing operations..............  $190,681       $285,437
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates.................................   (13,187)       (13,809)
                                                   --------       --------

            Total................................   177,494        271,628
                                                   --------       --------

Income Taxes:
  Federal, state and local.......................    97,095        143,614
                                                   --------       --------

Fixed Charges:
  Interest expense including amortization of
      debt discount..............................    88,818         76,454
  Portion of rentals representing an interest
      factor.....................................    14,995         12,267
                                                   --------       --------
            Total................................   103,813         88,721
                                                   --------       --------

Earnings available for fixed charges.............  $378,402       $503,963
                                                   ========       ========

Fixed Charges -- as above........................  $103,813       $ 88,721
Interest capitalized.............................       394            545
                                                   --------       --------

            Total fixed charges..................  $104,207       $ 89,266
                                                   ========       ========

Ratio of earnings to fixed charges (Note 6)......       3.6            5.6
                                                   ========       ========
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